Exhibit 99.1

Perry Ellis International Announces Results for First Quarter of Fiscal Year 2010

•	EPS of $0.46 and net income of $5.8 million, driven by strong operating expense controls

•	Revenues of $220.0 million and EBITDA of $14.9 million ahead of consensus of $207.4 million and $11.4 million, respectively

•	Inventory reduction of 18.7% driven by disciplined planning

•	Senior credit facility at $38.3 million – a 41% reduction compared to last year

•	Cash flow from operations of $17.4 million

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the first quarter ended May 2, 2009 (“first quarter of fiscal 2010”).

Results from Operations

For the first quarter of fiscal 2010, total revenues decreased by 9.7%, or $23.5 million, to $220.0 million compared to $243.5 million reported in the first quarter of the fiscal year ended April 30, 2008 (“first quarter of fiscal 2009”). Compared to last year, the Company increased revenues in several of the Company’s core businesses including:

(i)	Strong performance of its golf brands at department and mid-tier stores, increasing revenues by $9.6 million;

(ii)	Positive results for Jantzen and Nike during current swim season, increasing revenues by $3.2 million; and

(iii)	Door expansion for Hispanic lifestyle brands, particularly Centro at Kohl’s and Cubavera at the department store channel, plus new belts and accessories programs.

These increases were offset by:

(i)	Further reduction of private label bottoms, accounting for revenues of $7.0 million;

(ii)	Departure of multiple retailers which filed for Chapter 11 during fiscal 2009, accounting for revenues of $6.2 million;

(iii)	Planned licensing-out of Perry Ellis dress shirts business, accounting for $3.4 million in revenues; and

(iv)	Deceleration of PING golf business at the corporate channel.

The Company also reported performance improvement in its underperforming businesses as compared to the prior year, particularly for the Laundry by Shelli Segal brand, Perry Ellis retail outlets as well as its international business in the U.K.

“We remain focused on improving the performance of those businesses challenged during fiscal 2009. The cost reduction efforts we implemented last year are proving successful in bringing these platforms back to profitability. We are particularly encouraged by our Perry Ellis retail performance this past quarter,” Oscar Feldenkreis, President and COO commented.

Pressured both by the planned exit of the licensed PING golf business and by the unusually promotional retail environment, particularly for private label programs within bottoms and swim, gross margins decreased to 31.5% compared to 34.7% during the first quarter of fiscal 2009.

“Considering the overall weakness of the consumer environment, our diversification strategy has proven key to a solid first quarter performance, ahead of expectations. Overall, we continue to gain market share in those areas where we hold strong competitive advantages. These are encouraging developments and signal that the consumer is beginning to feel less anxious; however we believe that the recovery will follow a slow upward slope and will take several quarters to be completed,” Mr. Feldenkreis continued.

Driven by the cost cutting initiatives reported during the fourth quarter of last year, the Company’s first quarter operating expenditures decreased by $7.9 million to $54.4 million, compared to $62.3 million for the first quarter of the prior year. EBITDA was $14.9 million compared to $22.3 million for the first quarter of fiscal 2009. A table showing the reconciliation of EBITDA to net income is attached. Net income for the period was $5.8 million compared to $9.1 million during the first quarter of fiscal 2009. Net income was positively impacted by a lower effective tax rate. Earnings at $0.46 per fully diluted share were down $0.14 compared to $0.60 for the same period last year. This compares positively to Thomson One Call estimates of $0.24 for the Company during the first quarter of fiscal 2010.

“We have acted decisively to adjust our cost structure to the new business reality of this year and expect to deliver solid results during fiscal 2010. We also continue to review all of our businesses for profitability and will take the necessary steps on those businesses that we believe cannot be accretive to our business model” Mr. Feldenkreis concluded.

Balance Sheet Update

Disciplined working capital management allowed the Company to strengthen its liquidity and financial position. Proactive retail planning and strong sell-throughs led to a decrease in inventories of $26.3 million or 18.7% compared to April 30, 2008, and at quarter end inventories were $114.5 million. Accounts receivables were reduced to $154.7 million, compared to $172.4 million compared to April 30, 2008. This represents a $17.7 million or 10.2% reduction, in line with the decrease in net sales of 9.6%.

Cash flow from operations was a source of $17.4 million in working capital as compared to a use of $31.1 million during the prior year period. Disciplined cash management reduced borrowings under the senior credit facility to $38.3 million, compared to $65.3 million at April 30, 2008.

“In a challenging consumer environment, we are managing Perry Ellis International to maintain strong liquidity with a solid balance sheet, thereby operating from a position of strength,” George Feldenkreis, Chairman and CEO, commented “As the economy recovers, companies such as ours—that are managed conservatively and focused on efficiency—will emerge stronger positioned to take advantage of multiple opportunities that lay ahead of us.”

Fiscal 2010 Guidance

The Company confirmed its guidance of a total revenue decrease in the high single to low double digits, gross margin improvements towards the second half of the year and expense reductions of approximately $15 million for the entire year.

“We reported a first quarter above analysts’ expectations and we are beginning to see positive signs in the consumer environment. Accordingly, we are confirming our perspective for a profitable year, with improvements during the second half of the year,” Mr. Feldenkreis commented. “However, until the uncertainty in the macroeconomic environment subsides and the full performance of our Spring/Summer collection is assessed, we will continue our policy of not providing specific guidance ranges for the remaining of the year” Mr. Feldenkreis concluded.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Munsingwear®, Savane®, Original Penguin® by Munsingwear, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co. ®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star®, MCD® John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and JAG® for swimwear, and Callaway®, PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,”

“contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International, Inc.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended
	May 2, 2009	April 30, 2008
Revenues
Net sales	$214,038	$237,762
Royalty income	6,006	5,787

Total revenues	220,044	243,549
Cost of sales	150,810	158,982

Gross profit	69,234	84,567
Operating expenses
Selling, general and administrative expenses	54,374	62,268
Depreciation and amortization	3,623	3,666

Total operating expenses	57,997	65,934

Operating income	11,237	18,633
Interest expense	4,618	4,491

Income before income taxes	6,619	14,142
Income tax provision	827	4,708

Net income	5,792	9,434

Less: net (loss) income attributed to noncontrolling interest	(57)	327

Net income attributed to Perry Ellis International, Inc.	$5,849	$9,107

Net income attributed to Perry Ellis International, Inc. per share
Basic	$0.46	$0.63

Diluted	$0.46	$0.60

Weighted average number of shares outstanding
Basic	12,701	14,484
Diluted	12,710	15,161

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	May 2, 2009	January 31, 2009
Assets
Current assets:
Cash and cash equivalents	$7,051	$8,813
Accounts receivable, net	154,697	142,870
Inventories, net	114,525	139,074
Other current assets	25,573	31,508

Total current assets	301,846	322,265

Property and equipment, net	67,705	70,222
Intangible assets, net	201,229	201,229
Other assets	5,484	5,870

Total assets	$576,264	$599,586

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$34,992	$45,826
Accrued expenses and other liabilities	24,510	24,319
Accrued interest	1,845	5,336
Unearned revenues	5,251	5,654

Total current liabilities	66,598	81,135

Long term liabilities:
Senior subordinated notes payable	149,450	149,409
Senior credit facility	38,264	54,415
Real estate mortgage	24,567	24,686
Deferred pension obligation	17,986	17,708
Unearned revenues and other liabilities	22,202	20,132

Total long term liabilities	252,469	266,350

Total liabilities	319,067	347,485

Stockholders’ equity

Preferred stock	—	—
Common stock	160	160
Additional paid in capital	104,332	103,933
Retained earnings	172,520	166,671
Accumulated other comprehensive loss	(5,650)	(6,306)
Common stock in treasury	(17,415)	(15,664)

Total Perry Ellis International, Inc. stockholders’ equity	253,947	248,794

Noncontrolling interest	3,250	3,307

Total stockholders’ equity	257,197	252,101

Total liabilities and stockholders’ equity	$576,264	$599,586

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA(1)

(UNAUDITED)

(amounts in 000's)

	Three Months Ended
	May 2, 2009	April 30, 2008
Net income attributed to Perry Ellis International, Inc.	$5,849	$9,107
Plus:
Depreciation and amortization	3,623	3,666
Interest expense	4,618	4,491
Net (loss) income attributable to noncontrolling interest	(57)	327
Income tax provision	827	4,708

EBITDA	$14,860	$22,299

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization and noncontrolling interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.